Exhibit 99.1

FOR IMMEDIATE RELEASE
TAKE-TWO CONTACTS:

(Investor Relations)	(Corporate Press)
Nicole Shevins	Alan Lewis
Senior Vice President	Vice President
Investor Relations & Corporate Communications	Corporate Communications & Public Affairs
(646) 536-3005	(646) 536-2983
Nicole.Shevins@take2games.com	Alan.Lewis@take2games.com

Take-Two Interactive Software Announces Final Results of Offers to Purchase by Zynga Inc. of Any and All of Zynga’s Outstanding 0.25% Convertible Senior Notes due 2024 and 0% Convertible Senior Notes due 2026

New York, NY – June 23, 2022 — Take-Two Interactive Software, Inc. (NASDAQ: TTWO) (“Take-Two”) today announced the expiration and final results of Zynga Inc.’s (f/k/a Zebra MS II, Inc.) (“Zynga”), its wholly owned subsidiary, previously announced cash tender offers (each, an “Offer”) to repurchase any and all of Zynga’s outstanding 0.25% Convertible Senior Notes due 2024 (the “2024 Notes”) and 0% Convertible Senior Notes due 2026 (the “2026 Notes” and, together with the 2024 Notes, the “Notes”). The Offers expired at 5:00 p.m., New York City time, on June 22, 2022.

As of the expiration of the Offers (a) $266,000 aggregate principal amount of the 2024 Notes, representing approximately 0.039% of the total 2024 Notes outstanding, and (b) $845,142,000 aggregate principal amount of the 2026 Notes, representing approximately 96.64% of the total 2026 Notes outstanding, were validly tendered (and not validly withdrawn) pursuant to the applicable Offer. The Company has accepted for repurchase all Notes that were validly tendered (and not validly withdrawn) as of the expiration of the Offers at a purchase price equal to (i) in the case of the 2024 Notes, approximately $1,000.15 per $1,000 principal amount of 2024 Notes, plus accrued and unpaid interest, and (ii) in the case of the 2026 Notes, par.

In addition, during the period in which the Offers were open, holders of Notes were entitled to convert their Notes in whole or in part (in a principal amount of $1,000 or an integral multiple thereof) at the applicable conversion rate. During such period, (a) $668,315,000 aggregate principal amount of the 2024 Notes, representing approximately 96.86% of the total 2024 Notes outstanding, were surrendered for conversion and (b) no 2026 Notes were surrendered for conversion.

The Company expects to pay approximately $266,040 for the repurchase of the 2024 Notes, including interest, and approximately $845,142,000 for the repurchase of the 2026 Notes, in each case, on the date hereof. After settlement of all Notes surrendered for conversion and repurchase, $21,419,000 aggregate principal amount of the 2024 Notes will remain outstanding and $29,358,000 aggregate principal amount of the 2026 Notes will remain outstanding.

This press release is for informational purposes only and is neither an offer to buy nor the solicitation of an offer to sell any of the Company’s securities.

About Take-Two Interactive Software

Headquartered in New York City, Take-Two Interactive Software, Inc. is a leading developer, publisher, and marketer of interactive entertainment for consumers around the globe. The Company develops and publishes products principally through Rockstar Games, 2K, Private Division, and Zynga. Our products are currently designed for console gaming systems, PC, and Mobile including smartphones and tablets, and are delivered through physical retail, digital download, online platforms, and cloud streaming services. The Company’s common stock is publicly traded on NASDAQ under the symbol TTWO.

All trademarks and copyrights contained herein are the property of their respective holders.

About Zynga Inc.

Zynga is a global leader in interactive entertainment with a mission to connect the world through games and a wholly-owned subsidiary of Take-Two Interactive Software, Inc. With massive global reach in more than 175 countries and regions, the combined diverse portfolio of popular game franchises has been downloaded more than 5 billion times on mobile, including CSR RacingTM, Dragon City, Empires & PuzzlesTM, FarmVilleTM, Golf RivalTM, Hair ChallengeTM, Harry Potter: Puzzles & SpellsTM, High Heels!TM, Merge Dragons!TM, Merge Magic!™, Monster Legends, Toon Blast™, Top Eleven, Toy Blast™, Two Dots, Words With FriendsTM and Zynga PokerTM. Zynga is also an industry-leading next-generation platform with the ability to optimize programmatic advertising and yields at scale with Chartboost, a leading mobile advertising and monetization platform. Founded in 2007, Zynga is headquartered in California with locations in North America, Europe and Asia. For more information, visit www.zynga.com or follow Zynga on Twitter, Instagram, Facebook or the Zynga blog.

All trademarks and copyrights contained herein are the property of their respective holders.

Cautionary Note Regarding Forward-Looking Statements

The statements contained herein which are not historical facts are considered forward-looking statements under federal securities laws and may be identified by words such as “anticipates,” “believes,” “estimates,” “expects,” “intends,” “plans,” “potential,” “predicts,” “projects,” “seeks,” “should,” “will,” or words of similar meaning and include, but are not limited to, statements regarding the outlook for the Company’s future business and financial performance. Such forward-looking statements are based on the current beliefs of our management as well as assumptions made by and information currently available to them, which are subject to inherent uncertainties, risks and changes in circumstances that are difficult to predict. Actual outcomes and results may vary materially from these forward-looking statements based on a variety of risks and uncertainties including: risks stemming from the Company’s recent acquisition of Zynga and the integration thereof into the Company’s business; the effects of economic, market or business conditions, including the impact of potential inflation and economic concerns; the risks of conducting business internationally and expanding our international operations; the uncertainty of the impact of the COVID-19 pandemic and measures taken in response thereto; the effects of the COVID-19 pandemic on both consumer demand and the discretionary spending patterns of our customers; the impact of changes in interest rates by the Federal Reserve and other central banks; and volatility in foreign currency exchange rates.

Other important factors and information are contained in the Company’s most recent Annual Report on Form 10-K, including the risks summarized in the section entitled “Risk Factors,” and the Company’s other periodic filings with the SEC, which can be accessed at www.take2games.com. All forward-looking statements are qualified by these cautionary statements and apply only as of the date they are made. The Company undertakes no obligation to update any forward-looking statement, whether as a result of new information, future events or otherwise.

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